Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit report dated March 11, 2023, with respect to the consolidated financial statements of Lexeo Therapeutics, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

New York, New York

April 9, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.